EXHIBIT 21.1

                            Subsidiaries of TRIAD(1)

SUBSIDIARY                                        STATE OF ORGANIZATION
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Triad Holdings, Inc. (2)                                Delaware

Triad Medical Inc. (3), (4)                            California

Triad Infusion Products, Inc. (3)                      California

The Economic Alliance Corporation (3)                    Georgia

Healthcare Technology Delivery, Inc. (2)                Delaware

Futuretech, Inc. (3)                                     Alabama

Medical Companies Alliance, Inc. (3)                      Utah

Sun Medical, Inc. (2)                                     Texas

Custom Medical, Inc. (2)                                 Indiana

Kentec Medical, Inc. (2)                               California

Products for Surgery, Inc. (2)                            Texas

PSI Service Corporation (3)                               Texas

Sierra Surgical Products, Inc. (3)                        Texas

MegaTech Medical, Inc. (2)                              Maryland

Omni Medical, Inc. (2)                                 Washington

New England Medical Specialties, Inc. (2)              Connecticut

Professional Equipment Co., Inc. (2)                   Connecticut

Wilson Medical Specialties, Inc. (2)                   Washington

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(1)     List of subsidiaries as of the closing of the Offering and the
        Acquisitions.

(2)     Represents a first-tier subsidiary.

(3)     Represents a second-tier subsidiary.

(4) Name to be changed to TMI, Inc. as soon as practicable after closing of the Acquisitions.